Exhibit 99.1

NeoPhotonics Reports Record Quarterly Revenue and Net Income

Revenue Increased 14% Over Second Quarter 2010

Record $13.6 Million Quarterly Net Income and $0.53 Diluted Net Income Per Share

NeoPhotonics Generated $21.3 Million in Cash from Sale of Investee Interest

SAN JOSE, CA – August 4, 2011 – NeoPhotonics Corporation (NYSE: NPTN), a leading designer and manufacturer of photonic integrated circuit, or PIC, based modules and subsystems for bandwidth-intensive, high speed communications networks, today announced financial results for its second quarter ended June 30, 2011.

“We are pleased with our performance for the second quarter, which met all of our previously provided financial guidance,” said Tim Jenks, Chairman, President and CEO of NeoPhotonics. “We remain excited about the opportunities in optical communications. We are focused on developing additional integrated and advanced products and plan to increase our R&D investments, specifically in Speed and Agility product areas, with a goal to accelerate the growth opportunities that we see with our broad customer base.”

Financial Highlights for the Second Quarter of 2011

For the second quarter of 2011, NeoPhotonics recorded record quarterly revenue of $52.1 million, an increase of $1.2 million, or 2%, over the first quarter of 2011, and an increase of $6.5 million, or 14%, over the second quarter of 2010. Gross margin for the second quarter of 2011 was 26.5%, up from 24.4% in the first quarter of 2011 and down from 32.7% in the second quarter of 2010. Non-GAAP gross margin for the second quarter of 2011 was 26.2%, up from 25.8% for the first quarter of 2011 and down from 34.4% for the second quarter of 2010.

Net income was a record $13.6 million for the second quarter of 2011, as compared to net loss of $1.9 million in the first quarter of 2011 and net income of $2.8 million in the second quarter of 2010. Additionally, NeoPhotonics was profitable on a Non-GAAP basis for the eighth consecutive quarter. Non-GAAP net income was $0.0 million for the second quarter of 2011, as compared to $0.1 million in first quarter of 2011 and $4.2 million in the second quarter of 2010. Diluted net income per share was $0.53 for the second quarter of 2011, as compared to diluted net loss per share of $1.26 in the first quarter of 2011 and $0.00 in the second quarter of 2010. Non-GAAP diluted net income per share was $0.00 for the second quarter of 2011, as compared to $0.01 in the first quarter of 2011 and $0.25 in the second quarter of 2010. Adjusted EBITDA was $3.0 million for the second quarter of 2011, down from $3.3 million in the first quarter of 2011 and $7.1 million in the second quarter of 2010.

A reconciliation of GAAP financial measures to Non-GAAP financial measures is included at the end of this press release. See “Use of Non-GAAP Financial Information” later in this press release for a description of these Non-GAAP financial measures.

Total cash, cash equivalents and short- and long-term investments was $107.5 million at the end of the second quarter of 2011, as compared to $92.5 million at the end of the first quarter of 2011. This includes investments of $28.2 million in long-term marketable securities. Also included in cash are the proceeds from the sale of an interest in an unconsolidated investee in the quarter of $21.3 million. The sale resulted in an estimated 1.8x return on capital, and valued the entity at an estimated 2.6x trailing twelve months revenue.

Business Highlights for the Second Quarter of 2011

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NeoPhotonics announced that it has quadrupled capacity for PIC-based Integrated Coherent Receivers (ICR) for state-of-the-art 40 and 100Gbps fiber optic transport systems. The NeoPhotonics ICR is designed to convert the phase encoded optical signals into electrical signals of varying intensity, which can then be analyzed using digital signal processing, leveraging a carrier’s existing fiber optic cable investments. NeoPhotonics has earned multiple design wins for the ICR with its tier 1 customer base and is now shipping ICR products to multiple customers.

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NeoPhotonics announced that its PIC-based small form factor DQPSK demodulator, designed for use in 40Gbps direct detection fiber optic transport systems, achieved volume production. The small form factor version is less than half the size of the standard form factor DQPSK demodulator and saves precious board space in high capacity systems. NeoPhotonics introduced the small form factor version of this product in the fourth quarter of 2010 and achieved general availability in the first quarter of 2011.

Outlook for the Quarter Ending September 30, 2011

During the third quarter ending September 30, 2011, NeoPhotonics anticipates macroeconomic conditions, including the slow recovery in the U.S., European sovereign debt issues, and concerns relating to inflation in China, could impact the company’s results. Accordingly, NeoPhotonics currently expects revenues for the third quarter to be in the range of $48 million to $53 million. NeoPhotonics currently expects Non-GAAP gross margin to be approximately 26%, plus or minus one hundred basis points, primarily depending on volume and product mix. Additionally, the company expects to use a portion of the cash received in the second quarter from the sale of the minority interest in an investee for re-investment in the business, including in research and development. Primarily depending on the rate of re-investment, diluted net income per share is currently expected to be a loss of approximately ten cents, plus or minus six cents, and Non-GAAP diluted net income per share is currently expected to be a loss of approximately eight cents, plus or minus six cents.

The Non-GAAP outlook excludes the expected amortization of intangibles of approximately $0.1 million and the anticipated impact of stock-based compensation expense of approximately $0.6 million, of which $0.1 million is estimated to relate to gross margin.

Conference Call

The company will discuss these financial results in a conference call at 5:00 p.m. EDT today. The public is invited to listen to a live webcast of the conference call on the Investor Relations section of the company website at http://ir.neophotonics.com/.

An audio replay of the conference call will also be available approximately two hours after the conclusion of the call. The audio replay will remain available until August 10, 2011 and can be accessed by dialing 888-203-1112 if you are calling from within the United States, or 719-457-0820 if you are calling from outside the United States, and entering the replay pass code 4438212. A replay of the webcast will be available on the Investor Relations section on the company’s website approximately two hours after the conclusion of the call.

About NeoPhotonics

NeoPhotonics is a leading designer and manufacturer of photonic integrated circuit, or PIC, based modules and subsystems for bandwidth-intensive, high-speed communications networks. The company’s products enable cost-effective, high-speed data transmission and efficient allocation of bandwidth over communications networks. NeoPhotonics maintains headquarters in San Jose, California and ISO 9001:2000 certified engineering and manufacturing facilities in Silicon Valley (USA) and Shenzhen, China. NeoPhotonics has been included in the Russell 3000® Index since its reconstitution in June 2011. For additional information, visit www.neophotonics.com.

© 2011 NeoPhotonics Corporation. All rights reserved. NeoPhotonics and the red dot logo are trademarks of NeoPhotonics Corporation. All other marks are the property of their respective owners.

Forward Looking Statements

The statements in this press release under the heading “Outlook for the Quarter Ending September 30, 2011” are forward-looking statements. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. These forward-looking statements involve risks and uncertainties, as well as assumptions and current expectations. The company’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks, uncertainties and assumptions. The risks and uncertainties that could cause the company’s results, including for the third quarter, to differ materially from those expressed or implied by such forward-looking statements include but are not limited to: the effects of slower LTE deployments in China; excess inventory in the West and unrest in the Middle East and Africa may continue at a rate greater than expected; disruptions in the supply chain or in demand for the company’s products due to the potential impact of the earthquake and tsunami in Japan on the company’s business may be greater than expected; the company’s rate of new design wins and the rate at which design wins go into production could be slower than the company expects due to the reasons cited above or other reasons; acceptance by customers of new product introductions or the timing of such acceptance may not be as the company expects due to the reasons cited above or other reasons; unanticipated reductions in customer orders for or delays in shipments of products, such as ICR and DQPSK demodulator products, to customers may occur due to market demand, network deployments, market share awards or other reasons; the company relies on a small number of customers for a substantial portion of its revenues, which could cause financial results to vary from the company’s expectations even if only one of these customers varies the timing or amounts of its purchasing decisions; demand could decrease from the company’s expectations due to general conditions in the telecommunications equipment industry or the world economy generally (particularly relating to the rate of economic recovery in the U.S., effects of sovereign debt in Europe and concerns relating to inflation in China); and other risks and uncertainties described more fully in the company’s documents filed with or furnished to the Securities and Exchange Commission. More information about these and other risks that may impact the company’s business are set forth in the “Risk Factors” section of the company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 12, 2011. All forward-looking statements in this press release are based on information available to NeoPhotonics as of the date hereof and qualified in their entirety by this cautionary statement, and NeoPhotonics assumes no obligation to revise or update these forward-looking statements.

Use of Non-GAAP Financial Information

To help readers understand the company’s past financial performance and its future results, NeoPhotonics supplements the financial results that it provides in accordance with generally accepted accounting principles, or GAAP, with Non-GAAP financial measures. The company provides Non-GAAP gross margin, Non-GAAP net income, Non-GAAP diluted net income per share and adjusted earnings before interest, taxes, depreciation and amortization, or adjusted EBITDA, as supplemental information. In computing certain of these Non-GAAP financial measures, the company excludes certain items included under GAAP, including the amortization of purchased intangible assets, stock-based compensation expense, deemed dividend on beneficial conversion of Series X redeemable convertible preferred stock and accretion of redeemable convertible preferred stock, gain on sale of shares of an unconsolidated investee, and the related tax effects. In computing adjusted EBITDA, the company also excludes interest income and expense, provision for income taxes and depreciation expense.

Management uses these Non-GAAP financial measures to evaluate the operating performance of the business and aid in the period-to-period comparability. Management also uses the Non-GAAP financial measures for planning and forecasting and measuring results against its forecast. Using several measures to evaluate the business allows the company and investors to assess NeoPhotonics’ relative performance and ultimately monitor the company’s capacity to generate returns for its stockholders. The Non-GAAP financial measures provided herein may not provide information that is directly comparable to that provided by other companies in the company’s industry, as other companies may calculate such financial results differently, particularly related to nonrecurring or unusual items. The company’s Non-GAAP financial measures are not measurements of financial performance under GAAP, and should not be considered as alternatives to gross margin, net income, diluted net income per share attributable to NeoPhotonics Corporation common stockholders, or as indications of operating performance or any other measure of performance derived in accordance with GAAP. The company does not consider these Non-GAAP financial measures to be a substitute for, or superior to, the information provided by GAAP financial results. A reconciliation of the Non-GAAP financial measures to the most directly comparable GAAP financial measures and more information about Non-GAAP financial measures are provided in the financial schedules portion of this press release.

Contacts:

JD Fay, Chief Financial Officer

NeoPhotonics Corporation

408-895-6086

Erica Mannion, Investor Relations

Sapphire Investor Relations, LLC

212-766-1800 Ext. 203

NeoPhotonics Corporation

Consolidated Statements of Operations (Unaudited)

(In thousands, except percentages, share and per share data)

	Three months ended
	June 30, 2011	Mar. 31, 2011	June 30, 2010
Revenue	$52,082	$50,922	$45,554
Cost of goods sold (1)	38,301	38,504	30,656

Gross profit	13,781	12,418	14,898
	26.5%	24.4%	32.7%
Operating expenses:
Research and development (1)	6,483	6,559	5,240
Sales and marketing (1)	2,319	2,859	2,396
General and administrative (1)	4,692	4,163	3,387
Amortization of purchased intangible assets	272	292	285

Total operating expenses	13,766	13,873	11,308

Income (loss) from operations	15	(1,455)	3,590

Interest income	45	37	60
Interest expense	(60)	(118)	(176)
Other income (expense), net	14,127	(27)	18

Total interest and other income (expense), net	14,112	(108)	(98)

Income (loss) before income taxes	14,127	(1,563)	3,492
Provision for income taxes	(547)	(372)	(710)

Net income (loss)	13,580	(1,935)	2,782

Deemed dividend on beneficial conversion of Series X redeemable convertible preferred stock and accretion of redeemable convertible preferred stock	—	(17,056)	(32)

Net income (loss) attributable to NeoPhotonics Corporation common stockholders	$13,580	$(18,991)	$2,750

Net income (loss) per share attributable to NeoPhotonics Corporation common stockholders:

Basic	$0.55	$(1.26)	$—

Diluted	$0.53	$(1.26)	$—

Weighted average shares used to compute net income (loss) per share attributable to NeoPhotonics Corporation common stockholders:

Basic	24,694,577	15,069,394	1,934,309

Diluted	25,561,980	15,069,394	2,709,984

(1) Includes stock-based compensation expense (credit) as follows for the periods presented:
Cost of goods sold	$(152)	$678	$31
Research and development	(52)	625	99
Sales and marketing	51	293	95
General and administrative	118	366	198

Total stock-based compensation expense (credit)	$(35)	$1,962	$423

NeoPhotonics Corporation

Consolidated Balance Sheets (Unaudited)

(In thousands)

	Jun. 30, 2011	Dec. 31, 2010
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$79,315	$25,465
Restricted cash	2,932	3,027
Accounts receivable, net	70,727	54,374
Inventories	28,877	19,426
Prepaid expenses and other current assets	4,339	7,665

Total current assets	186,190	109,957

Long-term investments	28,234	—
Property, plant and equipment, net	43,398	43,113
Goodwill	4,323	4,323
Other intangible assets, net	1,703	2,146
Other long-term assets	816	12,956

Total assets	$264,664	$172,495

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$39,866	$29,653
Short-term loans and notes payable	16,037	17,205
Current portion of long-term debt	—	5,924
Accrued and other current liabilities	10,779	13,046

Total current liabilities	66,682	65,828

Long-term debt, net of current portion	—	2,912
Deferred income tax liabilities	548	536
Other noncurrent liabilities	1,286	1,316

Total liabilities	68,516	70,592

Redeemable convertible preferred stock:
Series X redeemable convertible preferred stock	—	46,180
Series 1, 2 and 3 redeemable convertible preferred stock	—	165,361

	—	211,541
Stockholders’ equity (deficit):
Common stock	62	5
Additional paid-in capital	390,719	93,349
Accumulated other comprehensive income	9,521	12,807
Accumulated deficit	(204,154)	(215,799)

Total stockholders’ equity (deficit)	196,148	(109,638)

Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$264,664	$172,495

NeoPhotonics Corporation

Reconciliation of Consolidated GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)

(In thousands, except percentages, share and per share data)

	Three months ended
	June 30, 2011	March 31, 2011	June 30, 2010
NON-GAAP GROSS PROFIT:
GAAP gross profit	$13,781	$12,418	$14,898
Amortization of purchased intangible assets (a)	8	51	738
Stock-based compensation expense (credit) (b)	(152)	678	31

Non-GAAP gross profit	$13,637	$13,147	$15,667

Non-GAAP gross margin (% of revenue)	26.2%	25.8%	34.4%

NON-GAAP NET INCOME (LOSS):
GAAP net income (loss) attributable to NeoPhotonics Corporation common stockholders	$13,580	$(18,991)	$2,750
Amortization of purchased intangible assets (a)	280	343	1,023
Stock-based compensation expense (credit) (b)	(35)	1,962	423
Deemed dividend on beneficial conversion of Series X redeemable convertible preferred stock and accretion of redeemable convertible preferred stock (c)	—	17,056	32
Gain on sale of shares of an unconsolidated investee, net of direct cost (d)	(13,829)	—	—
Income tax effect of Non-GAAP adjustments (e)	11	(234)	(64)

Non-GAAP net income	$7	$136	$4,164

ADJUSTED EBITDA:
GAAP net income (loss) attributable to NeoPhotonics Corporation common stockholders	$13,580	$(18,991)	$2,750
Amortization of purchased intangible assets (a)	280	343	1,023
Stock-based compensation expense (credit) (b)	(35)	1,962	423
Interest expense, net (f)	15	81	116
Provision for income taxes (g)	547	372	710
Depreciation expense (h)	2,446	2,450	2,050
Deemed dividend on beneficial conversion of Series X redeemable convertible preferred stock and accretion of redeemable convertible preferred stock (c)	—	17,056	32
Gain on sale of shares of an unconsolidated investee, net of direct cost (d)	(13,829)	—	—

Adjusted EBITDA	$3,004	$3,273	$7,104

NON-GAAP DILUTED NET INCOME (LOSS) PER SHARE:
GAAP diluted net income (loss) per share attributable to NeoPhotonics Corporation common stockholders	$0.53	$(1.26)	$—

Non-GAAP diluted net income per share	$—	$0.01	$0.25

SHARES USED TO COMPUTE NON-GAAP DILUTED NET INCOME (LOSS) PER SHARE:

Shares used to compute GAAP diluted net income (loss) per share attributable to NeoPhotonics Corporation common stockholders	25,561,980	15,069,394	2,709,984
Weighted average effect of the assumed conversion of convertible preferred stock from the date of issuance and dilutive securities under the treasury method (i)	—	6,799,260	14,038,489

Shares used to compute Non-GAAP diluted net income per share	25,561,980	21,868,654	16,748,473

The Non-GAAP financial measures included in the table above adjust for the following items:

a)	Amortization of purchased intangible assets. Included in the GAAP financial results is the amortization of purchased intangible assets associated with prior acquisitions and which is non-cash in nature. The company excludes these expenses from its Non-GAAP financial measures because it believes they are not indicative of the company’s core operating performance.

b)	Stock-based compensation expense. Included in the GAAP financial results are charges for the fair value of stock options, stock appreciation units and employee stock purchase rights granted to employees. While this is a recurring item, management believes that excluding these charges from its Non-GAAP financial measures provides for more accurate comparisons of the company’s historical and current operating results to those of similar companies because various valuation methodologies with subjective assumptions may be used to calculate stock-based compensation expense. In the three months ended March 31, 2011, the stock-based compensation expense included a one time catch-up expense for stock appreciation rights that was contingent on the company’s initial public offering.

c)	Deemed dividend on beneficial conversion of Series X redeemable convertible preferred stock and accretion of redeemable convertible preferred stock. This amount adjusts the deemed dividend contingent upon the completion of the company’s initial public offering and the accretion of the company’s preferred stock to redemption value. The company excludes these expenses from its Non-GAAP financial measures because it believes these amounts are not indicative of the company’s core operating performance.

d)	Gain on sale of shares of an unconsolidated investee, net of direct cost. Included in the GAAP financial results is the company’s gain on the sale of shares of an unconsolidated investee related to an investment. Management excludes this gain from its Non-GAAP financial measures because management believes it is not reflective of the company’s core operating performance.

e)	Income tax effect of Non-GAAP adjustments. This amount adjusts the provision for (benefit from) income taxes to reflect the effect of the Non-GAAP adjustments on Non-GAAP net income. The adjustments were calculated by applying the effective tax rate of the entity where each Non-GAAP adjustment was recorded.

f)	Interest expense, net. Included in the GAAP financial results is interest income and interest expense. Although the company’s investing and borrowing activities are elements of its cost structure and provide the company with the ability to generate revenue and returns for its owners, management excludes interest income and interest expense from its adjusted EBITDA financial measure to provide period-to-period comparability of the company’s core operating results unassociated with its investing and borrowing activities.

g)	Provision for income taxes. Included in the GAAP financial results is income tax expense. While the company is subject to various state and foreign taxes and the payment of such taxes is a necessary element of the company’s operations, management excludes income tax expense from its adjusted EBITDA financial measure to provide period-to-period comparability of the company’s core operating results unassociated with the varying effective tax rates to which the company is subject.

h)	Depreciation expense. Included in the GAAP financial results is depreciation expense associated with the company’s capital expenditures. While the use of the capital equipment enables the company to generate revenue for the business, to enable the company to compare its financial results with other companies in the industry, management excludes depreciation expense from its adjusted EBITDA financial measure.

i)	Diluted shares. The shares used to compute diluted net income (loss) per share include the assumed conversion of all outstanding shares of preferred stock into shares of common stock using the as-if-converted method as of the beginning of each period presented or the date of issuance, if later, and the dilutive effect of outstanding stock options, warrants and employee stock purchase rights. In February 2011, in connection with the closing the company’s initial public offering, all of its outstanding preferred stock was converted into shares of common stock.